UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 5, 2008

TOUSA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Explanatory Note

This amendment to TOUSA, Inc.'s (the "Company")Current Report on Form 8-K dated February 5, 2008 and filed on February 8, 2008 with the Securities and Exchange Commission (the "Original 8-K")is being filed to correct the interest rates applicable to the borrowings under the Senior Secured Super-Priority Debtor in Possession Credit and Security Agreement (the "DIP Credit Agreement"). This amendment should be read in conjuction with the Original 8-K.

References to exhibits in the next paragraph are references to the exhibits filed with the Original 8-K. Item 1.01 of the Original 8-K is amended and restated as follows:

Item 1.01 Entry into a Material Definitive Agreement

As previously announced, on January 29, 2008, TOUSA, Inc. ("TOUSA" or the "Company") and certain of its wholly owned subsidiaries (collectively, the "Subsidiary Borrowers" and together with TOUSA, the "Debtors") filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Florida, Fort Lauderdale Division (the "Bankruptcy Court") seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The chapter 11 cases are being jointly administered under the caption In re TOUSA, Inc., et al., Case No. 08-10928 (JKO) (the "Chapter 11 Cases"). In connection with the filing of the Chapter 11 Cases, the Debtors filed, among other motions, a motion seeking Bankruptcy Court approval of a DIP Credit Agreement. On January 31, 2008, the Bankruptcy Court entered an interim order authorizing the Debtors to enter into the DIP Credit Agreement and obtain postpetition financing of up to $134,574,000.

On February 5, 2008, TOUSA, Inc., as Administrative Borrower, the Subsidiary Borrowers, Citicorp North America, Inc., as the Administrative Agent, Citigroup Global Markets Inc., as Sole Lead Arranger and Bookrunner, entered into the DIP Credit Agreement. The DIP Credit Agreement provides for a first priority and priming secured revolving credit commitment of up to $134,574,000. The proceeds of the loans and other financial accommodations incurred under the DIP Credit Agreement will be used to, among other things, provide the Debtors with working capital. In addition, the DIP Credit Agreement provides that if the prepetition first lien lenders consent, the postpetition financing facility is expandable to $650 million, in which case approximately $515 million will be used to refinance the Debtors’ outstanding first lien indebtedness. As of January 28, 2008, the outstanding principal balance of the Debtors’ first lien indebtedness under the Second Amended and Restated Revolving Credit Agreement was $316,425,229 (including letters of credit of $108,013,113) and the outstanding balance under the First Lien Term Loan Agreement was $199,000,000. Additionally, the Debtors’ outstanding second lien indebtedness under the Second Lien Term Loan Agreement was $317,101,998. Each of the Debtors’ prepetition secured credits facilities are dated as of July 31, 2007, and each is by and among TOUSA, Inc. and the other borrower parties thereto, and Citicorp North America, Inc., as agent for the Lenders and the Issuers. Borrowings under the DIP Credit Agreement bear interest at the option of the Company at the prevailing annual Base Rate of the Administrative Agent plus 4.25% per annum with respect to Base Rate Loans and the Eurodollar Rate plus 5.25% per annum with respect to Eurodollar Rate Loans.

The DIP Credit Agreement contains various covenants, including, without limitation, covenants that require the Debtors to meet certain financial tests involving maximum operating cash flow variance and minimum unrestricted cash and availability. In addition, under the DIP Credit Agreement the Company is required to provide weekly borrowing base determinations. The Company is also subject to covenants regarding the incurrence of additional indebtedness and liens, permitted investments, the sale and disposition of assets, affiliate transactions, the incurrence of certain claims and expenses, and limited investments in joint ventures. Under the DIP Credit Agreement, the Company and Subsidiary Borrowers are subject to customary defaults, including, among other things, payment defaults, the failure to meet financial tests, material inaccuracies of representations and warranties, breach of covenants and cross-defaults to other post-petition indebtedness. In addition, there is a limitation on the Company’s ability to pay prepetition indebtedness.

The foregoing descriptions are qualified in their entirety by reference to the DIP Credit Agreement, a copy of which is included with the Original Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUSA, Inc.

February 13, 2008	By:	/s/ Angela Valdes

Name: Angela Valdes
Title: Vice-President and Chief Accounting Officer